Exhibit 99.1

CONTACT:

Susan K. Cullen

Senior Executive Vice President and

Chief Financial Officer

Flushing Financial Corporation

(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation

Provides an Update on PPP Forgiveness

Uniondale, NY – July 8, 2021 – Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Bank (the “Bank”), is providing an update on the Paycheck Protection Program (PPP) activity for the second quarter of 2021.

During the quarter, $69 million of PPP loans were forgiven by the SBA. We also recognized total net fees, which includes normal amortization and forgiven activity, of $1.2 million on the PPP portfolio. At June 30, 2021, the Company had $197 million in PPP loans, of which approximately $22 million are in the process of forgiveness. Over the course of the program, the Company has originated and acquired $310 million of loans with forgiveness totaling $113 million. The SBA can take up to 90 days to forgive PPP loans. Additional details will be provided with the second quarter 2021 earnings release after the market closes on Tuesday, July 27, 2021 and on the earnings conference call on Wednesday, July 28, 2021 at 9:30 AM (ET).

Conference Call Details

Dial-in for Live Call: 1-877-509-5836

Webcast: https://services.choruscall.com/links/ffic210728.html

Dial-in for Replay: 1-877-344-7529

Replay Access Code:  10151629

FLUSHING FINANCIAL CORPORATION (Nasdaq: FFIC) is the holding company for Flushing Bank®, a New York State—chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, professionals, corporate clients, and public entities by offering a full complement of deposit, loan, equipment finance, and cash management services through its banking offices located in Queens, Brooklyn, Manhattan, and on Long Island. As a leader in real estate lending, the Bank’s experienced lending team creates mortgage solutions for real estate owners and property managers both within and outside the New York City metropolitan area. Flushing Bank is an Equal Housing Lender. The Bank also operates an online banking division consisting of iGObanking.com®, which offers competitively priced deposit products to consumers nationwide, and BankPurely®, an eco-friendly, healthier lifestyle community brand.

# # #